Exhibit 99.2

INDEX OF FINANCIAL STATEMENTS

Description	Page Number
Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at October 14, 2011	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Northfield Bancorp, Inc.:

We have audited the accompanying statement of assets acquired and liabilities assumed by Northfield Bank, a wholly owned subsidiary of Northfield Bancorp, Inc. pursuant to the Purchase and Assumption Agreement dated October 14, 2011. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by Northfield Bank pursuant to the Purchase and Assumption Agreement dated October 14, 2011, is fairly presented, in all material respects, on the basis of accounting described in Note 1.

/s/ KPMG LLP
Short Hills, New Jersey
December 30, 2011

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

October 14, 2011
(in thousands)
Assets
Cash and cash equivalents	$26,947
Receivable from Federal Deposit Insurance Corporation	50,502
Securities available for sale:
Mortgage-backed securities	15,454
Government Sponsored Enterprise bonds	5,741

Total securities	21,195
Total loans	91,917
Core deposit intangible	1,160
Other real estate owned	1,166
Federal Home Loan Bank of New York stock	265
Other assets	1,495

Total assets acquired	$194,647

Liabilities
Deposits	$188,234
Other liabilities	480
Deferred tax liabilities	2,373

Total liabilities assumed	$191,087

Net assets acquired	$3,560

The accompanying notes are an integral part of this financial statement.

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

NOTE 1 — BASIS OF PRESENTATION

Northfield Bancorp, Inc. (the “Company”) is a savings and loan holding company. Our principal business is to serve as a holding company for our banking subsidiary, Northfield Bank (the “Bank”), and the Bank’s wholly-owned significant subsidiaries, NSB Services Corp. and NSB Realty Trust (collectively, the “Company”).

As described in Note 2, the Bank acquired certain assets and assumed certain liabilities of the former First State Bank from the Federal Deposit Insurance Corporation (the “FDIC”) in an FDIC-assisted transaction (the “acquisition”) on October 14, 2011. The acquisition constitutes a business combination as defined by Topic 805 (“Business Combinations”) of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). ASC 805 establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. Accordingly, the acquired assets and identifiable intangible assets, and the assumed liabilities in the acquisition, were measured and recorded at estimated fair value as of the October 14, 2011 acquisition date.

Fair Value of Assets Acquired and Liabilities Assumed

The Company measures the fair value of its financial assets and liabilities in accordance with FASB ASC Topic 825-10, Fair Value Measurements (“Topic 825-10”), which provides a framework for measuring fair value under GAAP, establishes a three-tier valuation hierarchy for disclosure of fair value measurement, and enhances disclosures about fair value measurements. This standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. An orderly transaction is a transaction that assumes exposure to the market for a sufficient period prior to the measurement date to allow for marketing activities that are usual and customary for such transactions. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and willing and able to transact. Topic 825-10 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to the Company’s assumptions (unobservable inputs). Topic 825-10 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in Topic 825-10.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected cash flows and loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

In accordance with Topic 825-10, when measuring fair value, the Company uses valuation techniques that are appropriate and consistently applied. A fair value hierarchy is used based on the markets in which the assets are traded and the reliability of the assumptions used to determine the fair value. These levels are as follows:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlations or other means.

Level 3:	Significant unobservable inputs that reflect the Company’s own assumptions that market participants would use in pricing the assets or liabilities.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value. The determination of where an instrument falls in the hierarchy requires significant judgment.

Cash and Cash Equivalents and Receivable from FDIC

Included in cash and cash equivalents are cash and due from banks of $23.9 million and federal funds sold of $3.0 million. The estimated fair values of cash and cash equivalents and the receivable from the FDIC of $50.5 million approximate their stated face amounts, as these financial instruments are either due on demand or have short-term maturities.

Investment Securities and Federal Home Loan Bank of New York (“FHLB”) Stock

Estimated fair value for the securities was derived from observable inputs (Level 2). The estimated fair values are derived primarily from cash flow models, which include assumptions for interest rates, credit losses, and prepayment speeds. Broker/dealer quotes are utilized as well when such quotes are available and deemed representative of the market. The significant inputs utilized in the cash flow models are based on market data obtained from sources independent of the Company (observable inputs,)

The redemption value of the FHLB stock approximates fair value.

Loans

At the acquisition date, management estimated the fair value of the acquired loan portfolio to be $91.9 million, based on unobservable inputs (Level 3) such as the discounted expected cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments and (b) estimated the amount and timing of undiscounted expected principal and interest payments. The amount by which the undiscounted expected cash flows exceed the estimated fair value is accreted into interest income over the life of the loans utilizing the level yield method. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in the acquired loan portfolio at the acquisition date. In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. Other factors that market participants expect were considered in determining the fair value of acquired loans included loan pool level estimated cash flows, type of loan and related collateral, risk classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates.

Core Deposit Intangible (“CDI”)

CDI is a measure of the value of the customer relationships in non-interest checking, savings, and NOW and money market deposits. The fair value of the CDI is based on the present value of the expected cost savings attributable to the core deposit funding, relative to an alternative source of funding (Level 2). The CDI related to the acquisition will be amortized over an estimated useful life of seven years to approximate the existing deposit relationships acquired. The Company evaluates such identifiable intangibles for impairment when an indication of impairment exists.

Other real estate owned

Other real estate owned (“OREO”) is presented at its estimated fair value which was based on unobservable inputs (Level 3) such as recent comparable sales, current listings of similar properties, and appraisal reports prepared by qualified independent third party appraisers, less estimated disposition costs, discounted over the estimated holding period.

Deposit Liabilities

The fair values of deposit liabilities with no stated maturity (i.e., NOW and money market accounts, savings accounts, and non-interest-bearing accounts) are equal to the carrying amounts payable on demand. The fair values of certificates of deposit are equal to the carrying amount payable. All rates on certificate of deposits were adjusted within seven business days of the transaction in accordance with FDIC rules, regulations, and powers to current market rates based on the remaining maturity of the account on acquisition date therefore the carrying value approximates fair value.

Deferred Income Taxes

Deferred income taxes relate to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in the transaction. The Company’s deferred income taxes were measured using a combined federal and state tax rate of approximately 40%.

Use of Estimates

The Company’s management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the Statement of Assets Acquired and Liabilities Assumed. Management exercised significant judgment regarding assumptions about discount rates, future expected cash flows (including prepayments), default rates, market conditions, collateral values and other future events that are highly subjective in nature and subject to change, and all of which affected the estimation of the fair values of the assets acquired and the liabilities assumed in the acquisition. Actual results could differ from those estimates, and others provided with the same information could draw different reasonable conclusions and calculate different fair values. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated values of collateral at disposition, the timing of such disposition, and deposit attrition.

NOTE 2 — FDIC-ASSISTED ACQUISITION

On October 14, 2011, the Bank acquired essentially all of the assets and assumed all deposits of First State Bank from the FDIC in an FDIC-assisted transaction. Headquartered in New Jersey, First State Bank was a commercial bank that operated two branch locations.

The Bank (a) acquired $91.9 million in loans, net of fair value adjustment of $40.5 million, $21.2 million in securities, $26.9 million in cash and cash equivalents, $50.5 million due from, and subsequently paid by, the FDIC, OREO of $1.2 million, and $1.5 million in other assets; and (b) assumed $188.2 million in deposits and $0.5 million in other liabilities.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the October 14, 2011 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after that date. The application of the acquisition method of accounting resulted in an after-tax gain of $3.6 million which will be included in the fourth quarter 2011 consolidated financial results of the Company.

A summary of the net assets acquired and the estimated fair value adjustments resulting in the net gain follows:

October 14, 2011
(in thousands)

Transaction cost basis liabilities in excess of assets	$(3,692)
Receivable from the FDIC	50,502

Net assets acquired before fair value adjustments	46,810
Fair value adjustments:
Loans	(40,506)
Other real estate owned	(1,531)
Core deposit intangible	1,160

Pre-tax bargain purchase gain	5,933
Deferred income tax liability	(2,373)

Net after-tax bargain purchase gain	$3,560

The net gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, based on the Bank’s bid, the FDIC was required to make a cash payment to the Bank. Net liabilities of $188.7 million (i.e., the cost basis) were transferred to the Bank in the acquisition, and the FDIC made a cash payment to the Company of $50.5 million.

NOTE 3 — INVESTMENT SECURITIES

The fair value of securities acquired is as follows:

October 14, 2011
(in thousands)
Mortgage-backed securities:
Pass-through certificates:
Government-sponsored enterprise (GSE)	$8,543
Real estate mortgage investment conduits (REMIC’s):
GSE	6,911

15,454

Other securities:
GSE bonds	5,741

5,741

Total securities acquired	$21,195

All securities acquired were sold or called after October 14, 2011 but before filing this report on form 8-K/A, with a recognized loss of $163,000.

Securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of debt securities at October 14, 2011 is shown below by contractual maturity of debt securities.

Estimated Fair Value
(in 000’s)
Due after five through ten years	$9,344
Due after ten years	11,851

Total investment securities	$21,195

NOTE 4 — LOANS

	October 14, 2011
	Amount	Percent of Loans
	(dollars in thousands)
Loan Category:
One- to four-family mortgage loans	$2,343	1.77%
Commercial real estate mortgage	41,942	31.67%
Commercial and industrial	73,232	55.30%
Home equity loans	10,696	8.08%
Auto Loans	4,101	3.10%
Other loans	109	0.08%

Total loans	132,423	100.0%

Total discount resulting from acquisition date fair value adjustment	(40,506)

Net loans acquired	$91,917

Loans are accounted for under FASB ASC Topic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality,” and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. At the October 14, 2011 acquisition date, we estimated the fair value of the loan portfolio, at $91.9 million, which represents the expected cash flows from the portfolio discounted at market-based rates. In estimating such fair value, we (a) calculated the contractual recorded amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”); and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans utilizing the level yield method. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is referred to as the “nonaccretable difference.” The nonaccretable difference represents an estimate of the credit risk in the loan portfolio at the acquisition date. We estimated the cash flows expected to be collected by using credit risk, interest rate risk, and prepayment risk models, which incorporate our best estimate of current key assumptions, such as default rates, loss severity rates, collateral values and prepayment speeds. We adopted guidelines under FASB ASC Topic 310-30, whereby purchasers are permitted to aggregate acquired loans into one or more pools, provided that the loans have common risk characteristics, to create a single pool of loans. The pool was then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The following table reconciles contractual cash flows of loans to the estimated fair value of loans:

October 14, 2011 (in thousands)

Contractual cash flows	$185,442
Unaccretable yield	(52,232)

Expected cash flows	133,210
Accretable yield	(41,293)

Estimated fair value	$91,917

The loans acquired in the transaction are, and will continue to be, reviewed for collectability, based on the expected future cash flows (amount and timing) on these loans. As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made at the October 14, 2011 acquisition date, the decrease in the present value of expected cash flows will be recorded as a provision for loan losses charged to earnings and an allowance for loan losses will be established if such decrease in estimated cash flows related to events subsequent to the acquisition, otherwise the charge will be an adjustment to the bargain purchase gain. The bargain purchase gain may be adjusted for up to one year from the date of the acquisition.

NOTE 5 — DEPOSITS

The following table presents a summary of the deposits assumed at the acquisition date and the interest rates in effect within seven business days of the transaction. In accordance with FDIC rules, regulations and powers, the Company exercised its right to reset the interest rates on all deposits to current rates offered.

	October 14, 2011
	Amount	Rate
	(dollars in thousands)
Non-Interest demand	$10,615	—%
Negotiable orders of withdrawal	9,121	0.55
Money market	68,027	0.69
Savings	3,418	0.22
Certificates of deposit under $100 thousand	53,053	0.80
Certificates of deposit $100 thousand and over	44,000	0.79

Total deposits	$188,234	0.69%

All rates on certificates of deposit were adjusted to current market rates within seven business days of the transaction in accordance with FDIC rules, regulations, and powers based on the remaining maturity of the account. Therefore the carrying values approximate estimated fair value.

The scheduled maturities of certificates of deposit at the acquisition date are as follows:

October 14, 2011
(in thousands)

3 months or less	$21,791
Over 3 months through 6 months	13,383
Over 6 months through 12 months	19,740
Over 12 months	42,139

Total	$97,053

We recorded CDI of $1.2 million with an estimated seven-year life. The estimated amortization expense for the remainder of 2011 and for the subsequent years is as follows:

Year	Estimated Amortization Expense
(in thousands)
2011	$60
2012	281
2013	240
2014	199
2015	157
2016	116
2017	74
2018	33

Total	$1,160

NOTE 6 — DEFERRED INCOME TAXES

The deferred income tax liability of $2.4 million as of October 14, 2011 is included in other liabilities and is related to the difference between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction. For income tax purposes, the transaction will be accounted for as a purchase and assumption with no immediate taxes owed on the bargain purchase gain. The tax bases of assets acquired will be allocated based on fair values in accordance with the Internal Revenue Code and regulations. We did not acquire any of the tax attributes of First State’s assets and liabilities.

NOTE 7 — SUBSEQUENT EVENTS

Subsequent events are events and transactions that occur after October 14, 2011 but before the financial statement is issued or are available to be issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the acquisition date. We have evaluated events and transactions occurring subsequent to October 14, 2011 through December 30, 2011, the date of filing of this report. On December 7, 2011, the Company completed the sale of the automobile loan portfolio acquired at a discount of approximately $2.8 million to the contractual carrying value of the automobile loans which management has determined to be the best estimate of fair value at October 14, 2011. Such evaluation with the exception of the discount on the automobile loan portfolio detailed above did not result in adjustments to the accompanying Statement of Assets Acquired and Liabilities Assumed. Additionally, all securities acquired were sold or called after October 14, 2011 but before filing this report on form 8-K/A, with a recognized loss of $163,000 recorded in the operations of the consolidated Company.